Filed Pursuant To Rule 433

Registration No. 333-209926

May 3, 2017

UBS House View Investment Strategy Guide

INVESTMENT PROFESSIONAL USE ONLY

2Q 2017

Theme	UBS House View Comments	SPDR® Product Idea	Ticker	Description	Covered by ETF Research
Fixed Income	While inflation expectations have caught up to the reality of rising prices, limiting prospects for near term outperformance of the position, TIPS continue to offer portfolio protection against a possible overshooting of inflation rates.	SPDR Bloomberg Barclays TIPS ETF	IPE	The Bloomberg Barclays U.S. Government Inflation-Linked Bond Index is designed to measure the performance of the inflation protected public obligations of the U.S. Treasury, commonly known as "TIPS".	
	We continue to prefer US HY bonds for the carry they offer over higher-rated fixed income segments. While the price upside is likely limited, we think the backdrop of low default rates, slightly improving corporate fundamentals and investor demand will support the asset class.	SPDR Bloomberg Barclays High Yield Bond ETF	JNK	The Bloomberg Barclays High Yield Very Liquid Index is designed to measure the performance of publicly issued US dollar denominated high yield corporate bonds with above average liquidity.	•
	Our outlook for gradually rising LIBOR rates provides the backdrop for senior loans to perform well in the current environment. Loans also exhibit lower volatility than high-yield bonds and equities.	SPDR Blackstone / GSO Senior Loan ETF	SRLN	SRLN is an active ETF that seeks to provide current income consistent with the preservation of capital by normally investing at least 80% of its net assets in senior loans.	•
Equity	Improving domestic economic and corporate profit trends support our overweight to US equities. US equity valuations are somewhat above their long-run average, but remain attractive vs. still low-yielding bonds. Policy initiatives, particularly corporate tax reform, have the potential to provide an additional significant boost to corporate profits.	SPDR S&P 500® ETF	SPY	The S&P 500® Index is composed of five hundred (500) selected stocks, all of which are listed on national stock exchanges and spans over 25 separate industry groups.	•
	Technology has been the top-performing sector YTD, driven by a rebound in some of the secular growth stocks within the sector. We expect continued outperformance.	Technology Select Sector SPDR Fund	XLK	The Technology Select Sector Index is one of eleven S&P 500 GICS Sector Indexes. This Index includes companies from industries such as: software, diversified telecommunication services, internet software & services, and semiconductor & semiconductor equipment.	•
	After outperforming in 2016 we look for oil prices to remain well supported and energy stocks to rebound.	Energy Select Sector SPDR Fund	XLE	The S&P Energy Select Sector Index is one of eleven S&P 500 GICS Sector Indexes. It includes companies from industries such as: Oil & Gas Consumable Fuels and Energy Equipment & Services.	•
		SPDR S&P Oil & Gas Exploration & Production ETF	XOP	The S&P Oil & Gas Exploration & Production Select Industry Index is a modified equal weight index and represents the oil and gas exploration and production sub-industry portion of the S&P Total Markets Index.™	•
	Higher interest rates and deregulation may further boost financial sector earnings.	Financial Select Sector SPDR Fund	XLF	The S&P Financial Select Sector Index is one of eleven S&P 500® GICS Sector indexes. It includes companies from the following industries: diversified financial services, insurance, commercial banks, capital markets, and consumer finance.	•
		SPDR S&P Regional Banking ETF	KRE	The S&P Regional Banks Select Industry Index is a modified equal weight index and represents regional banks and thrifts sub-industry portion of the U.S. S&P Total Markets Index. Due to the equal weighted index construction, KRE has more mid and small cap exposure.	•
	We expect political and policy uncertainty to remain a topic this year and short-term US real interest rates to go even more negative, both of which historically have been positive factors for gold.	SPDR Gold Shares	GLD®	SPDR Gold Shares is designed to reflect the performance of the price of gold bullion, less the Trust's expenses.	•

This document has been prepared by State Street Global Advisors (SSGA) for informational purposes only and does not indicate approval or disapproval by UBS. The information in the UBS House View is based on the views of UBS at the time of its printing and is not necessarily the opinions of SSGA. UBS Financial Advisors must consider whether any fund is appropriate for a particular client based on that client's specific investment objectives, financial situation, and risk tolerance.

State Street Global Advisors investment options are based upon the views of only State Street Global Advisors. UBS Financial Services has not assessed any of the investment options.

STATE STREET GLOBAL ADVISORS.

SPDR®

UBS House View Investment Strategy Guide ssga.com | spdrs.com    Important Risk Information State T: +1 617 Street 786 3000. Global Advisors One Lincoln Street, Boston, MA 02111-2900. The unless information otherwise contained noted. in this document is current as of March 31, 2017, and ETFs may trade trade like at stocks, prices are above subject or below to investment the ETFs’ risk, net fluctuate asset value. in market Brokerage value    commissions and ETF expenses will reduce returns. While readily the trade shares in all of market ETFs are conditions tradable & on may secondary trade at markets, significant they discounts may not in periods of market stress. tend Non-diversified to be more funds volatile that than focus diversified on a relatively funds and small the number market of as securities a whole. individual Equity securities companies may and fluctuate general in value market in and response economic to the conditions. activities of other costs Frequent trading such that of ETFs they could may significantly offset any savings increase from commissions low fees or and costs. Diversification does not ensure a profit or guarantee against loss. Investing appropriate in commodities for all investors. entails significant risk and is not Important Information Relating to SPDR Gold Shares Trust (“GLD®”): (including The SPDR Gold a prospectus) Trust (“GLD”) with has the filed Securities a registration and Exchange statement    relates. Commission Before (“SEC”) you invest, for the you offering should to read which the this prospectus communication in that registration SEC for more statement complete and information other documents about GLD GLD and has this filed offering. with the You website may at get sec. these gov documents or by visiting for spdrgoldshares. free by visiting EDGAR com. Alternatively, on the SEC prospectus the Trust or if any you authorized request it participant by calling 866.320.4053. will arrange to send you the Act GLD of is 1940 not an (the investment “1940 Act”) company and is registered not subject under to regulation the Investment under the Company    Commodity the Trust do Exchange not have the Act protections of 1936 (the associated “CEA”). As with a result, ownership shareholders of shares of in afforded an investment by the CEA. company registered under the 1940 Act or the protections in GLD market shares value. trade The like value stocks, of GLD are subject shares to relates investment directly risk to the and value will fluctuate of the gold could held materially by GLD and (less adversely its expenses), affect and an investment fluctuations in in the the shares. price of The gold price    received upon the sale of the shares, which trade at market price, may be    more generate or less any than income, the value and as of GLD the regularly gold represented sells gold by to them. pay for GLD its does ongoing not expenses, time to that the extent. amount    of gold represented by each Share will decline over Please investing see in the GLD GLD shares. prospectus The GLD for prospectus a detailed is discussion available of by the clicking risks of here.    For State more Street information, Global Advisors please Funds contact Distributors, the Marketing LLC, Agent    One Lincoln for GLD:    Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com Increase debt securities in real to interest decrease. rates Interest can cause payments the price on of inflation-protected inflation-protected debt    securities can be unpredictable. risk. Investments Credit risk in Senior refers to Loans the possibility are subject that to credit the borrower risk and of general a Senior investment Loan will the be unable principal and/or on its unwilling obligation. to make Default timely in the interest payment payments of interest and/or or principal repay on consequently a Senior Loan a reduction will result in in the a reduction value of the in Portfolio’s the value of investments the Senior Loan and a and    potential decrease in the net asset value (“NAV”) of the Portfolio. Actively specified managed index. ETFs do not seek to replicate the performance of a Select diversified Sector funds. SPDR All Funds ETFs are bear subject a higher to level risk, including of risk than the more possible broadly loss of diversification principal. Sector risk, ETFs which products generally are also results subject in greater to sector price risk fluctuations and non- than the overall market. Because funds that of diversify their narrow across focus, many sector sectors funds and tend companies. to be more    volatile than contain Bonds generally interest rate present risk less (as interest short-term rates risk rise and bond volatility prices than usually stocks, fall); but issuer    are default usually risk; pronounced issuer credit for risk; longer-term liquidity risk; securities. and inflation Any fixed risk. income These effects security sold or loss. or redeemed prior to maturity may be subject to a substantial gain bonds” Investing is in considered high yield speculative fixed income and securities, involves otherwise greater risk known of loss as of “junk principal    and lower-quality interest than debt investing securities in involve investment greater grade risk fixed of default income or securities. price change These    due to potential changes in the credit quality of the issuer. securities Passively managed that, in the funds aggregate, invest by approximates sampling the the index, full Index holding in aterms range of of key    risk tracking factors errors and relative other characteristics. to performance This of the may Index. cause    the fund to experience    Actively in the fund managed is not appropriate funds may underperform for all investors its and benchmarks. is not intended An investment to be a the risk complete that investment investors program. may receive Investing little or in the no return fund involves on the investment risks, including or that investors may lose part or even all of the investment. This investment material advice is for and informational it should not purposes be relied only on and as such. does Itnot does constitute not take status into account or investment any investor’s horizon. particular There is investment no representation objectives, or warranty strategies, as to tax    the current Past performance accuracy is no of, guarantee nor liability of for, future decisions results. based    on such information. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, of the have SPDR each Bloomberg been licensed Barclays for use ETFs. in connection with the listing and trading Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Dow Poor’s Jones Financial Trademark Services Holdings LLC (S&P); LLC (Dow Dow Jones); Jones and is a these registered trademarks trademark have of been for certain licensed purposes for use by by State S&P Street Dow Jones Corporation. Indices LLC State (SPDJI) Street and Corporation’s sublicensed    financial Dow Jones, products S&P, their are not respective sponsored, affiliates endorsed, and third sold or party promoted licensors by and SPDJI,    investing none of such in such parties product(s) make any nor representation do they have any regarding liability the in relation advisability thereto, of including for any errors, omissions, or interruptions of any index. FINRA, Distributor: SIPC, State an indirect Street wholly Global owned Advisors subsidiary Funds Distributors, of State Street LLC, Corporation. member References its affiliates. to Certain State Street State Street may include affiliates State provide Street services Corporation and receive and fees Capital from Partners the SPDR as sub-advisor. ETFs. SSGA GSO Funds Capital Management Partners has is not retained affiliated GSO with    State Street Global Advisors Funds Distributors, LLC. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR® S&P® 500, SPDR® S&P® MidCap 400 and SPDR Dow Jones Industrial Inc. Average, is distributor and all unit for Select investment Sector trusts. SPDRs. ALPS ALPS Portfolio Distributors, Solutions Inc. Distributor, and ALPS Portfolio Advisors Solutions Funds Distributors, Distributor, LLC. Inc.    are not affiliated with State Street Global Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.    State Street Global Advisors Not fdic insured – no bank guarantee— may lose value © 2017 State Street Corporation. All Rights Reserved. ID9238-IBG-23348 0417 Exp. Date: 04/30/2018 SSL000804

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.